Exhibit 99.1



Press Release                                  Source: Aurelius Consulting Group


Navstar Media Holdings, Inc. Signs Contract to Produce Daily Show on Beijing TV

Beijing, China--(MARKET WIRE)--July 13, 2006 -- Navstar Media Holdings, Inc. (OTC BB:NVMH.OB - News) ("Navstar" or "Company") announces that its subsidiary Beijing Media has entered a contract with the Beijing Municipal Government to produce "Stat Beijing", a dramatised TV series on facts and figures of Beijing, which is going to be aired daily during the week on Beijing TV, one of the leading TV stations in China.

Steve Sun, Navstar Senior Vice President stated, "We are very happy to have secured this contract. This daily TV series program is a very important development for the Company as it will bring significant revenue to the Company. We will continue to leverage our TV content production capbilities to broaden our product range and increase profitability."

About Navstar Media Holdings, Inc.

Navstar Media Holdings, Inc. (OTC BB:NVMH.OB - News) (Navstar), headquartered in Beijing, is a leading provider of television content in China. The Company intends to grow through internal expansion and strategic acquisitions. In addition to content production, licensing and distribution, Navstar is also engaged in advertising, televised cultural events, corporate communications, and exhibitions.


Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All the unaudited numbers and data provided in this press release are based on estimates according to the knowledge of the Company and may be subject to changes that are beyond the control of the Company. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."


Contact:
     For Further Information, Contact:
     Dave Gentry/Sanford Diday
     Aurelius Consulting Group, Inc.
     (407) 644-4256
     Fax: (407) 644-0758
     info@aurcg.com

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Source: Aurelius Consulting Group